UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

INVESTMENT GRADE MUNICIPAL INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
SCOTT FRANZBLAU
ROBERT FERGUSON
MATTHEW S. CROUSE
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
GARY G. SCHLARBAUM
ROBERT A. WOOD
WALTER S. BAER
LYNN D. SCHULTZ

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On November 26, 2008, Western Investment LLC (“Western Investment”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of six nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Investment Grade Municipal Income Fund, Inc. (the “Fund”).

Item 1: On or about November 28, 2008, Western Investment mailed the following letter to stockholders of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Shareholder:

AS OF NOVEMBER 21, 2008, YOUR INVESTMENT IN PPM IS TRADING AT JUST OVER 84 CENTS FOR EACH DOLLAR OF UNDERLYING ASSETS.  VOTE FOR WESTERN’S NOMINEES SO THAT THEY CAN WORK TO INCREASE THE VALUE OF YOUR INVESTMENT TO 100 CENTS ON THE DOLLAR.

As a significant shareholder of Investment Grade Municipal Income Fund Inc. (“PPM” or the “Fund”), Western Investment LLC, together with the other participants in this solicitation (collectively, “Western” or “we”), is concerned with the Board of Directors’ failure to take action we believe is necessary to protect shareholders’ investment in the Fund.  Because the current members of the Board are unwilling or unable to address the serious issues facing the Fund, we are seeking your support for the election of our slate of highly qualified nominees to the Board at the Fund’s upcoming annual meeting, scheduled for January 15, 2009 (the “Annual Meeting”).  FUND SHAREHOLDERS NEED INDEPENDENT DIRECTORS WHO ARE FOCUSED ON PROTECTING SHAREHOLDERS’ INVESTMENT AND TAKING ACTION THAT WILL LEAD TO MAXIMUM VALUE CREATION AND LIQUIDITY.

YOU CAN ELECT NEW INDEPENDENT DIRECTORS BY USING THE ENCLOSED GOLD PROXY CARD

We believe the Fund is in need of a new Board that is sufficiently independent and ready to act to protect shareholders’ investment.  The Board continues to support the Fund’s investment advisor, UBS Global Asset Management (Americas) (“UBS Global AM”), a subsidiary of UBS AG, even in light of UBS AG’s involvement in a recent federal indictment, $150 million fine and the auction rate securities mess.  Consider the following:

•
The CEO of UBS AG’s Global Wealth Management & Business Banking division was indicted by a federal grand jury, charged with conspiring to help thousands of clients hide as much as $20 billion in assets in secret offshore accounts in order to avoid paying U.S. taxes.  The indictment is part of a larger enforcement effort involving UBS AG’s alleged “tax evasion business” and includes an outstanding subpoena to UBS AG seeking the names of over 17,000 U.S. clients with Swiss accounts that have not been disclosed to the IRS.

•
UBS AG has agreed to pay $150 million in fines as part of a settlement agreement with multiple states resulting from a lawsuit filed against UBS AG, which alleged, among other things, that UBS AG executives sold $21 million of their own auction rate securities while UBS AG clients suffered, that a conflict of interest arose between UBS AG and its customers to a devastating degree and that UBS practices profoundly deceptive sales practices with respect to auction rate securities.

•
UBS AG agreed to buy back over $19 billion in auction rate securities as part of the same settlement agreement, relating to its misrepresentation of auction rate securities to investors as safe, cash-equivalent products.

•	UBS AG announced, in June of this year, that it was closing its municipal bond business. Why was neither this fact, nor its potential effects on the Fund, disclosed to shareholders?

FUND SHAREHOLDERS NEED A BOARD THAT IS COMMITTED TO MAINTAINING THE HIGHEST LEVEL OF ETHICAL STANDARDS, NOT TURNING A BLIND EYE AND HIDING BEHIND LEGAL TECHNICALITIES

The Fund is asking shareholders to approve a new investment advisory and administration contract between the Fund and UBS Global AM which has been proposed by Fund management. We believe that UBS Global AM is unfit to continue to serve as the Fund’s investment advisor and do not believe that the Fund should enter into a new investment advisory and administration contract with UBS Global AM.

DO NOT BE FOOLED BY MANAGEMENT’S SLIGHT FEE REDUCTION.  VOTING TO EXTEND THE FUND’S MANAGEMENT CONTRACT WITH UBS GLOBAL AM IS A VOTE TO EXTEND THE STATUS QUO.

Consider further that UBS Global AM has its own internal guidelines for voting securities it holds under management in its various funds.  These guidelines address certain areas of concern including operational performance, quality of management, independent non-executive directors not holding executive management to account, lack of transparency and corporate activity designed to frustrate the ability of shareholders to hold the Board to account or realize the maximum value of their investment.  We wonder would UBS Global AM vote for incumbent directors with such a poor record?  We doubt it.

The current members of the Board serve on the board of directors of at least sixteen other UBS Global AM funds.  For their services they receive a yearly retainer of $100,000 and a $15,000 fee for each board of directors meeting they attend – by our calculations, that means they stand to receive up to a total of $235,000 in annual compensation from UBS Global AM.  Yet not a single member of the current Board owns a single share of the Fund’s stock.

Western and the other participants in this solicitation are significant investors in the Fund and we remain committed to our investment in the fund.  If our investment in the Fund prospers so does yours.  We have nominated five highly qualified nominees with: extensive experience in private and public investment; outstanding investment records; and outstanding overall credentials.  They are committed to creating value for shareholders and ensuring that shareholders receive the maximum value for their investment in the Fund.  If elected our nominees will promptly work to maximize value by, among other things, eliminating the discount to NAV and giving shareholders the ability to exit the fund at, or close to, NAV.

The accompanying proxy statement provides additional information about our nominees.  We urge you to read it carefully and then lend us your support by voting your shares over the internet or by phone by following the instructions on the enclosed GOLD proxy card or by signing, dating and returning the GOLD proxy card in the envelope provided.

Thank you for your support.

Regards,

Arthur D. Lipson
Western Investment LLC

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR GOLD WESTERN INVESTMENT PROXY, PLEASE
CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

INNISFREE M&A INCORPORATED
TOLL-FREE AT:  (877) 687-1873

BANKS AND BROKERS PLEASE CALL COLLECT:
212-750-5833

YOU MAY ALSO CONTACT WESTERN INVESTMENT LLC VIA EMAIL AT
info@fixmyfund.com